As filed with the Securities and Exchange Commission on April 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zuora, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	20-5530976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3050 South Delaware Street, Suite 301

San Mateo, California 94403

(800) 425-1281

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tien Tzuo

Chairman of the Board of Directors and Chief Executive Officer

Zuora, Inc.

3050 South Delaware Street, Suite 301

San Mateo, California 94403

(800) 425-1281

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Faisal Rashid, Esq. Ran D. Ben-Tzur, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Jennifer Pileggi, Esq. Senior Vice President, General Counsel, and Secretary Zuora, Inc. 3050 South Delaware Street, Suite 301 San Mateo, California 94403 (800) 425-1281	Steven E. Bochner, Esq. Robert G. Day, Esq. Andrew D. Hoffman, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-223722

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share	1,150,000	$14.00	$16,100,000	$2,005

(1)	Represents only the additional number of shares being registered, including 150,000 additional shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-223722).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $149,500,000 on a Registration Statement on Form S-1, as amended (File No. 333-223722), which was declared effective by the Securities and Exchange Commission on April 11, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $14.00 is hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Zuora, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-223722) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on March 16, 2018, and which the Commission declared effective on April 11, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock by 1,150,000 shares, 150,000 of which are subject to purchase upon the exercise of the underwriters’ option to purchase additional shares of the Registrant’s Class A common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of KPMG LLP, independent auditor.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Registration Statement on Form S-1 (Registration No. 333-223722)).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on April 11, 2018.

ZUORA, INC.

By:	/s/ Tien Tzuo
Tien Tzuo
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Tien Tzuo Tien Tzuo	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 11, 2018

/s/ Tyler Sloat Tyler Sloat	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2018

* Peter Fenton	Director	April 11, 2018

* Kenneth A. Goldman	Director	April 11, 2018

* Timothy Haley	Director	April 11, 2018

* Jason Pressman	Director	April 11, 2018

* Michelangelo Volpi	Director	April 11, 2018

* Magdalena Yesil	Director	April 11, 2018

*By:	/s/ Tien Tzuo
Tien Tzuo
Attorney-in-Fact